Exhibit 3.5

                             SFAC NEW HOLDINGS, INC.

           CERTIFICATE OF DESIGNATION OF THE SERIES A PREFERRED STOCK,
             SERIES B PREFERRED STOCK, SERIES C PREFERRED STOCK AND
               SERIES D PREFERRED STOCK, SETTING FORTH THE POWERS,
              PREFERENCES, RIGHTS, QUALIFICATIONS, LIMITATIONS AND
                 RESTRICTIONS OF SUCH SERIES OF PREFERRED STOCK

             Pursuant to Section 151 of the General Corporation Law
                            of the State of Delaware

      The following resolution was duly adopted by the Board of Directors of SFAC New Holdings, Inc., a Delaware corporation (the "Corporation"), pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware on June 2, 1999, by the unanimous written consent of the Board of
Directors:

      WHEREAS, the Board of Directors is authorized, within the limitations and restrictions stated in the certificate of incorporation of the Corporation (the "Certificate of Incorporation"), to provide by resolution or resolutions for the issuance of shares of preferred stock, no par value, of the Corporation (the "Preferred Stock"), in one or more series with such voting powers, and such designations, preferences and relative, participating, optional and other special rights, and qualifications, limitations or restrictions as shall be stated and expressed in the resolution or resolutions providing for the issuance of thereof adopted by the Board of Directors, and as are not stated and expressed in the Certificate of Incorporation, or any amendment thereto, including (but without limiting the generality of the foregoing) such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets and such other subjects or matters as may be fixed by resolution or resolutions of the Board of Directors under the General Law of the State of Delaware; and

      WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to authorize and fix the terms of four series of Preferred Stock and the numbers of shares constituting each such series:

      NOW, THEREFORE, BE IT RESOLVED:

      1. Designation and Number of Preferred Stock. There shall be hereby established four series of preferred stock. The shares of each such series shall be designated as Series A Preferred Stock (the "Series A Preferred Stock"), the Series B Preferred Stock (the "Series B Preferred Stock"), the Series C Preferred Stock (the "Series C Preferred Stock") and the Series D Preferred Stock (the "Series D Preferred Stock" and, together with the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock, the "Preferred Stock"). The number of shares initially constituting the Preferred Stock shall be 894 1/4, no par value per share, of which 225 shares shall be Series A Preferred Stock, 150 shares shall be Series B Preferred Stock, 200 shares shall be Series C Preferred Stock and 319 1/4 shares shall be Series D Preferred Stock, each of which number may be decreased (but not increased) by the Board of Directors without a vote of stockholders; provided, however, that such number may not be decreased below the number of then outstanding shares of such series of Preferred Stock.

      2. Rank. (a) The Series A Preferred Stock and the Series B Preferred Stock shall, with respect to distributions and distributions of assets and rights upon the liquidation, winding up and dissolution of the Corporation, (i) rank pari passu with respect to each other and (ii) rank senior to the Series C Preferred Stock and the Series D Preferred Stock.

            (b) The Series C Preferred Stock shall, with respect to distributions and distributions of assets and rights upon the liquidation, winding up and dissolution of the Corporation, (i) rank subordinate to the Series A Preferred Stock and the Series B Preferred Stock and (ii) rank senior to the Series D Preferred Stock.

            (c) Each series of Preferred Stock shall, with respect to distributions and distributions of assets and rights upon the liquidation, winding up and dissolution of the Corporation, rank senior to (i) all classes of common stock of the Corporation (including, without limitation, the Common Stock, no par value per share, of the Corporation (the"Common Stock")) and (ii) each other class or series of Capital Stock of the Corporation hereafter created which by its terms does not expressly rank pari passu with or senior to the Preferred Stock (the Common Stock and each other class or series of Capital Stock of the Corporation are hereinafter collectively referred to as the "Junior Stock").

      3. Dividends. (a) The holders of shares of Preferred Stock, in preference to holders of shares of Junior Stock of the Corporation, shall be entitled to receive, when, as and if declared by the Board of Directors, out of the assets of the Corporation legally available therefor, cumulative cash dividends at the rates for each series of Preferred Stock as provided in the following paragraphs.

            (b) The holders of shares of Series A Preferred Stock shall be entitled to receive dividends at an annual rate equal to $102,500.00 per annum, payable semi-annually in arrears on February 15 and August 15 of each year, commencing on August 15, 1999.

            (c) The holders of shares of Series B Preferred Stock shall be entitled to receive dividends at an annual rate equal to $111,250.00 per annum, payable semi-annually in arrears on April 1 and October 1 of each year, commencing on October 1, 1999.

            (d) The holders of shares of Series C Preferred Stock shall be entitled to receive dividends at an annual rate equal to $112,500.00 per annum, payable semi-annually in arrears on February 15 and August 15 of each year, commencing on August 15, 1999.

            (e) The holders of shares of Series D Preferred Stock shall be entitled to receive dividends at an annual rate equal to $130,000.00 per annum, payable semi-annually in arrears on February 15 and August 15 of each year, commencing on August 15, 1999.

            (f) Dividends payable pursuant to Sections 3(b) - (e) shall begin to accrue and be cumulative from the Issue Date, and shall accrue on a daily basis, in each case whether or not declared. Dividends paid on the shares of Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated to the Series A Preferred Stock and the Series B Preferred Stock pro rata on a share-by-share basis among all such shares of Series A Preferred Stock and Series B Preferred Stock at the time outstanding. No dividends shall be payable on the Series C Preferred Stock or the Series D Preferred Stock until the dividends payable on the Series A Preferred Stock and the Series B Preferred Stock have been paid in full. Upon payment in full of the Series A Preferred Stock and the Series B Preferred Stock, dividends paid on the shares of Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall then be allocated to the Series C Preferred Stock pro rata on a share-by-share basis among all such shares of Series C Preferred Stock at the time outstanding. No dividends shall be payable on the Series D Preferred Stock until the dividends payable on the Series C Preferred Stock have been paid in full. Upon payment in full of the Series C Preferred Stock, dividends paid on the shares of Series D Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share among all such shares of Series D Preferred Stock.

            (g) The Board of Directors may fix a record date for the determination of holders of shares of Preferred Stock entitled to receive payment of a dividend declared thereon, which record date shall be no more than 60 days or less than 10 days prior to the date fixed for the payment thereof. Accumulated but unpaid dividends for any past dividend periods may be declared and paid at any time, without reference to any regular dividend payment date, to holders of record on such date, not more than 60 nor less than 10 days preceding the payment date thereof, as may be fixed by the Board of Directors.

            (h) The holders of shares of Preferred Stock shall not be entitled to receive any dividends or other distributions except as provided herein.

      4. Liquidation. (a) In the event of any voluntary or involuntary liquidation, winding up or dissolution of the Corporation, the holders of shares of each series of Preferred Stock then outstanding shall be entitled to be paid for each share of Preferred Stock held thereby, out of the assets of the Corporation legally available for distribution to its stockholders, before any payment shall be made or any assets distributed to the holders of any shares of Junior Stock, a payment (the "Liquidation Payment") equal to $1,000,000 per share plus, if applicable, the additional amounts specified below with respect to each class of Preferred Stock if liquidation occurs during the twelve-month period beginning:

      (i)   in the case of the Series A Preferred Stock:

          Date                                                       Amount
          August 15, 1998                                      $  51,250.00
          August 15, 1999                                         25,630.00

      (ii)  in the case of the Series B Preferred Stock:

          Date                                                       Amount
          October 1, 1999                                      $  55,620.00
          October 1, 2000                                         27,810.00

      (iii) in the case of the Series C Preferred Stock:

          Date                                                       Amount
          August 15, 1998                                      $  32,140.00
          August 15, 1999                                         16,070.00

      (iv)  in the case of the Series D Preferred Stock:

          Date                                                       Amount
          August 15, 1999                                      $  43,330.00
          August 15, 2000                                         28,890.00
          August 15, 2001                                         14,440.00

Except as provided in the preceding sentence, holders of Preferred Stock shall not be entitled to any distribution in the event of any liquidation, dissolution or winding up of the affairs of the Corporation. If upon any liquidation, winding up or dissolution of the Company, the assets of the Corporation are not sufficient to pay in full the foregoing liquidation payments payable to the holders of outstanding shares of Preferred Stock, then the distribution shall be made in accordance with the amount that would be payable on such distribution if the amounts to which the holders of outstanding shares of Preferred Stock are entitled were paid in full (a) first, to holders of all shares of Series A Preferred Stock and Series B Preferred Stock, which shall share ratably in such distribution of assets, (b) second, to holders of all shares of Series C Preferred Stock, (c) third, to holders of all shares of Series D Preferred Stock and (d) fourth, to holders of Junior Stock.

            (b) For the purposes of this Section 4, neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all or part of the property or assets of the Corporation nor the consolidation or merger of the Corporation with one or more other corporations shall be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the affairs of the Corporation (unless such sale, conveyance, exchange or transfer is in connection with a liquidation, dissolution or winding up of the affairs of the Corporation).

      5. Optional Redemption.

            (a) To the extent not prohibited under any loan or other financing agreement to which the Corporation is a party or by which it is bound, the

Corporation, at its option, may redeem at any time, in whole or in part, in the manner provided in Section 5(c), from any source of funds legally available therefor, any or all of the shares of the Preferred Stock, at the relevant redemption price per share for that series of Preferred Stock, as provided in the following paragraphs (the "Optional Redemption Price").

            (b) The redemption prices for each class of the Preferred Stock shall be as set forth below plus, in each case, accrued and unpaid dividends thereon to the applicable redemption date calculated at the dividend rate specified in Section 3 for each series, if redeemed during the twelve-month period beginning on August 15 (in the case of the Series A Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock) or on October 1 (in the case of the Series B Preferred Stock) of the years indicated below:

                            Series A Preferred Stock

      Year                                                         Amount
      1998                                                   $  1,051,250
      1999                                                      1,025,063
      2000 and thereafter                                       1,000,000

                            Series B Preferred Stock

      Year                                                         Amount
      1999                                                   $  1,055,620
      2000                                                      1,027,810
      2001 and thereafter                                       1,000,000

                            Series C Preferred Stock

      Year                                                         Amount
      1998                                                   $  1,032,140
      1999                                                      1,016,070
      2000 and thereafter                                       1,000,000

                            Series D Preferred Stock

      Year                                                         Amount
      1999                                                   $  1,043,330
      2000                                                      1,028,890
      2001                                                      1,014,440
      2002 and thereafter                                       1,000,000

            At the election of the Board of Directors, such redemption payments for the Preferred Stock may be paid to the holders of the Preferred Stock at the date of redemption of the Preferred Stock either in cash or exclusively in kind by delivery of SFC 10 1/4% Senior Notes (in the case of Series A Preferred Stock), SFC 11 1/8% Senior Notes (in the case of Series B Preferred Stock), SFC Subordinated Notes (in the case of Series C Preferred Stock) and SFAC 13% Debentures (in the case of Series D Preferred Stock) the principal amount of which, plus any amount then payable in accordance with the terms thereof upon the optional redemption thereof, is equal to the applicable Optional Redemption Price set forth in this Section.

            (c) At least thirty (30) days and not more than sixty (60) days before the date fixed by the Corporation for the redemption of a series of Preferred Stock (the "Optional Redemption Date"), the Corporation shall mail a notice of Redemption (the "Optional Redemption Notice") by first class mail, postage prepaid, to each holder of record of that series of Preferred Stock on the record date fixed for such redemption at such holder's address as it appears on the stock register of the Corporation; provided, however, that neither the failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of that series of Preferred Stock to be redeemed except as to the holder or holders to whom the Corporation has failed to give said notice or except as to the holder or holders whose notice was defective. The Optional Redemption Notice shall state:

                  (i) that the Corporation is exercising its option to redeem a series of Preferred Stock and the relevant series of Preferred Stock (the "Redeemed Preferred Stock");

                  (ii) the Optional Redemption Price;

                  (iii) whether all or less than all of the outstanding shares of the Redeemed Preferred Stock redeemable thereunder are to be redeemed and the total number of shares of the Redeemed Preferred Stock being redeemed;

                  (iv) the number of shares of Redeemed Preferred Stock held by such holder, as of the appropriate record date, that the Corporation intends to redeem;

                  (v) the Optional Redemption Date;

                  (vi) whether the Corporation has elected to pay the redemption payment in cash or by delivery of securities; and

                  (vii) that the holder is to surrender to the Corporation, at the place or places where certificates for shares of Redeemed Preferred Stock are to be surrendered for redemption, in the manner and at the price designated, his or her certificate or certificates representing the shares of Redeemed Preferred Stock to be redeemed.

            (d) In the event of an optional redemption pursuant to paragraph 5(a) of only a portion of the then outstanding shares of the Redeemed Preferred Stock, the Corporation shall effect such redemption pro rata according to the number of shares held by each holder of the Redeemed Preferred Stock, except that the Corporation may redeem such shares held by holders of fewer than 100 shares (or shares held by holders who would hold less than 100 shares as a result of such redemption), as may be determined by the Corporation.

            (e) Each holder of Redeemed Preferred Stock shall surrender the certificate or certificates representing such shares of Redeemed Preferred Stock to the Corporation, duly endorsed, in the manner and at the place designated in the Optional Redemption Notice, and on the Optional Redemption Date the full Optional Redemption Price for such shares shall be payable in cash to the Person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event that less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued by the Corporation representing the unredeemed shares.

            (f) Unless the Corporation defaults in the payment in full of the Optional Redemption Price, the holders of such redeemed shares shall cease to have any further rights with respect thereto on the Optional Redemption Date, other than the right to receive the Optional Redemption Price.

      6. Voting Rights. (a) The holders of Preferred Stock shall not be entitled or permitted to vote on any matter required or permitted to be voted upon by the stockholders of the Corporation, except as otherwise required under Delaware law or as set forth in paragraph (b) below. In exercising any voting rights, each outstanding share of Preferred Stock shall entitle the holder thereof to one vote.

            (b) So long as any share of Preferred Stock is outstanding, the Company shall not, without the affirmative vote at a meeting or the written consent with or without a meeting of the holders of at least 66 2/3% of all outstanding shares of Preferred Stock (i) authorize or issue any Senior Stock or Parity Stock or reclassify any Junior Stock as Parity Stock or Senior Stock or reclassify any Parity Stock as Senior Stock or (ii) amend, alter or repeal (by merger or otherwise) any of the provisions of the Certificate of Incorporation or the by-laws, so as in any such case to materially adversely affect the preferences, special rights, powers or privileges of the shares of Preferred Stock. Each series of Preferred Stock shall vote together with all other series of Preferred Stock of the Corporation as a single class.

      7. Reissuance of Preferred Stock. Shares of Preferred Stock that have been redeemed or otherwise acquired by the Corporation shall be retired and canceled and shall resume the status of authorized and unissued shares of Preferred Stock undesignated as to Series and may be redesignated and reissued as part of any series of Preferred Stock; provided, that the issuance of such shares as Preferred Stock must be in compliance with the terms of this Certificate of Designation.

      8. Business Day. If any payment or redemption shall be required by the terms hereof to be made on a day that is not a Business Day, such payment or redemption shall be made on the immediately succeeding Business Day.

      9. Definitions. As used in this Certificate of Designation, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

      "Board of Directors" means the board of directors of the Corporation or any duly authorized committee thereof.

      "Business Day" means any day except a Saturday, a Sunday, or other day on which commercial banks in the State of New York are authorized or required by law or executive order to close.

      "Capital Stock" means, with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting or non-voting) of, such Person's capital stock and any and all rights, warrants or options exchangeable for or convertible into such capital stock (but excluding any debt security that is exchangeable for or convertible into such capital stock).

      "Common Stock" shall have the meaning ascribed to it in Section 2 hereof.

      "Corporation" shall have the meaning ascribed to it in the first paragraph of this Resolution.

      "Issue Date" means the first date on which shares of Preferred Stock are issued.

      "Junior Stock" shall have the meaning ascribed to it in Section 2 hereof.

      "Liquidation Payment" shall have the meaning ascribed to it in Section 4 hereof.

      "Optional Redemption Date" means, with respect to any shares of a series of Preferred Stock, the date on which such shares are to be redeemed by the Corporation pursuant to Section 5 hereof.

      "Optional Redemption Notice" shall have the meaning ascribed to it in
Section 5(c) hereof.

      "Optional Redemption Price" shall have the meaning ascribed to it in
Section 5(a) hereof.

      "Parity Stock" means any Capital Stock of the Corporation, including the Preferred Stock, ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Preferred Stock.

      "Person" means any individual, firm, corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, governmental body or other entity of any kind.

      "Preferred Stock" shall have the meaning ascribed to it in Section 1 hereof.

      "Redeemed Preferred Stock" shall have the meaning ascribed to it in
Section 5(c) hereof.

      "Senior Stock" means any Capital Stock of the Corporation ranking senior (either as to dividends or upon liquidation, dissolution or winding up) to the Preferred Stock.

      "SFAC" means Specialty Foods Acquisition Corporation, a Delaware corporation.

      "SFAC 13% Debentures" means the 13% Senior Secured Discount Debentures due 2005 issued by SFAC pursuant to an indenture dated as of August 16, 1993, by and between SFAC and the Trustee.

      "SFC" means Specialty Foods Corporation, a Delaware corporation.

      "SFC 11 1/8% Senior Notes" means the 11 1/8% Senior Notes due 2002 issued by SFC pursuant to an indenture dated as of July 17, 1995, by and between SFC and the Trustee.

      "SFC Subordinated Notes" means the 11 1/4% Senior Subordinated Notes due 2003 issued by SFC pursuant to an indenture dated as of August 16, 1993, by and between SFC and the Trustee.

      "SFC 10 1/4% Senior Notes" means the 10 1/4% Senior Notes due 2001 issued by SFC pursuant to an indenture dated as of August 16, 1993, by and between SFC and the Trustee.

      "Subsidiary" means with respect to any Person any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect the board of directors or other persons performing similar functions of such corporation, partnership or other entity directly or indirectly are owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

      "Trustee" means United States Trust Company of New York.

      IN WITNESS WHEREOF, SFAC New Holdings, Inc. has caused this Certificate to be duly executed by its duly authorized officers this 9th day of June, 1999.

                                            SFAC NEW HOLDINGS, INC.


                                            By: /s/ Sean M. Stack
                                                --------------------------------
                                            Name: Sean M. Stack
                                            Title: Vice-President, Treasurer
                                                   and Asst. Secretary

ATTEST:

By: /s/ Geoffrey Perusse
    ------------------------------
Name: Geoffrey Perusse